Exhibit 12.1

Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

For the six month period ended
June 30, 2007
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$(67,830)
Plus:
Fixed Charges (excluding capitalized interest)	239,252

Total Earnings	$171,422

Fixed Charges:
Interest expensed and capitalized	$237,279
Amortized premiums, discounts, and capitalized expenses related to indebtedness	419
An estimate of the interest component within rental expense	1,554

Total Fixed Charges	$239,252

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$(67,830)
Plus:
Fixed Charges (excluding capitalized interest)	152,359

Total Earnings	$84,529

Fixed Charges:
Interest expensed and capitalized	$150,386
Amortized premiums, discounts, and capitalized expenses related to indebtedness	419
An estimate of the interest component within rental expense	1,554

Total Fixed Charges	$152,359

Ratio of Earnings to Fixed Charges	(A)